Form 10-K, Exhibit 13
period 2008-12-31
AXA FINANCIAL INC
filed 2009-03-13
CIK 888002

Exhibit 13.1


The following is an excerpt from AllianceBernstein L.P.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the "AllianceBernstein Annual Report"). As used in Item 1A - Risk Factors below, the words "we" and "us" refer collectively to AllianceBernstein L.P. and its subsidiaries, or their officers and employees. Item references in the excerpt below refer to item numbers in the AllianceBernstein Annual Report. Unless otherwise defined, capitalized terms used in this Exhibit 13.1 are defined under "Explanatory Note" directly following the excerpt.


ITEM 1A.          RISK FACTORS

Please read this section along with the description of our business in Item 1, the competition section just above, and AllianceBernstein's financial information contained in Items 6, 7 and 8. The majority of the risk factors discussed below directly affect AllianceBernstein. These risk factors also affect Holding because Holding's principal source of income and cash flow is attributable to its investment in AllianceBernstein. See also "Cautions Regarding Forward-Looking Statements" in Item 7.

CHANGES IN FINANCIAL MARKET LEVELS HAVE A DIRECT AND SIGNIFICANT IMPACT ON OUR ASSETS UNDER MANAGEMENT; A SIGNIFICANT REDUCTION IN ASSETS UNDER MANAGEMENT HAS A MATERIAL ADVERSE EFFECT ON OUR REVENUES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS.

Performance of financial markets (both domestic and international), global economic conditions, industry trends, interest rates, inflation rates, tax regulation changes and other factors that are difficult to predict affect the mix, market value and level of assets under management. Investment advisory and services fees, the largest component of revenues, are generally calculated as a percentage of the value of assets under management and vary with the type of account managed. Accordingly, fee income generally increases or decreases as assets under management increase or decrease and is affected by market appreciation or depreciation, inflow of new client assets (including purchases of mutual fund shares) and outflow of client assets (including redemption of mutual fund shares). In addition, changing market conditions and investment trends, particularly with respect to retirement savings, may reduce interest in certain of our investment products and may result in a reduction in assets under management. In addition, a shift from equity products towards fixed income products and passive products may result in a related decline in revenues and income because we generally earn higher revenues from assets invested in our equity services than in our fixed income services or passive services. The global economic turmoil during the second half of 2008 has caused some investors to shift their focus from equities to fixed income, passive and money market products (some of which we do not offer), and this trend may continue or accelerate.

Significant weakness and volatility in global credit markets, particularly the rapid deterioration of the mortgage markets in the United States and Europe, during the second half of 2007 and early in 2008 was followed by global economic turmoil during the second half of 2008. These conditions have had a significant adverse affect on our 2008 results of operations. Specifically, they adversely affected absolute and relative performance for clients in nearly all of our investment services. As a result, our AUM, revenues and earnings per unit were down 42.3%, 22.3% and 33.3%, respectively, as compared to year-end 2007 totals and the amount of performance-based fees we earned in 2008 were down 83.4% (for additional information about our firm's financial and operating results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7). The weakness in global financial markets has continued thus far in 2009 and our AUM declined by $33 billion during January 2009. Our 2009 results of operations will continue to be adversely affected should this trend continue.

Our 2008 results included two quarters during which AUM and revenues were substantially higher than they are now. If our current level of AUM continues or declines for most or all of 2009, our revenues and earnings will be substantially lower in 2009 than they were in 2008.

PROLONGED WEAKNESS IN ASSET VALUES MAY RESULT IN IMPAIRMENT OF GOODWILL, INTANGIBLE ASSETS AND THE DEFERRED SALES COMMISSION ASSET.

To the extent that securities valuations remain depressed for prolonged periods of time and market conditions stagnate or worsen as a result of the global financial crisis (factors that are beyond our control), our AUM, revenues, profitability and unit price may be adversely affected. As a result, subsequent impairment tests may be based on different assumptions and future cash flow projections which may result in an impairment of goodwill, intangible assets and the deferred sales commission asset. The occurrence of an impairment would require a material charge to our earnings. For additional information about our impairment testing, see Item 7.

OUR BUSINESS IS DEPENDENT ON INVESTMENT ADVISORY, SELLING AND DISTRIBUTION AGREEMENTS THAT ARE SUBJECT TO TERMINATION OR NON-RENEWAL ON SHORT NOTICE.

We derive most of our revenues pursuant to written investment management agreements (or other arrangements) with institutional investors, mutual funds, and private clients, and selling and distribution agreements between AllianceBernstein Investments and financial intermediaries that distribute AllianceBernstein Funds. Generally, the investment management agreements (and other arrangements) are terminable at any time or upon relatively short notice by either party. The selling and distribution agreements are terminable by either party upon notice (generally 30 days) and do not obligate the financial intermediary to sell any specific amount of fund shares. In addition, investors in AllianceBernstein Funds can redeem their investments without notice. Any termination of, or failure to renew, a significant number of these agreements, or a significant increase in redemption rates, could have a material adverse effect on our revenues, financial condition, results of operations and business prospects.

OUR ABILITY TO ESTABLISH NEW CLIENT RELATIONSHIPS AND MAINTAIN EXISTING ONES IS PARTLY DEPENDENT ON OUR RELATIONSHIPS WITH VARIOUS FINANCIAL INTERMEDIARIES AND CONSULTANTS THAT ARE NOT OBLIGATED TO CONTINUE TO WORK WITH US.

Our ability to market our Retail Products and Services, sub-advisory services, and certain other investment services is partly dependent on our access to securities firms, brokers, banks and other intermediaries. These intermediaries generally offer their clients investment products in addition to, and in competition with, our products. In addition, certain institutional investors rely on consultants to advise them on the choice of investment adviser, and our Institutional Investment Services are not always considered among the best choices by consultants. Also, our Private Client Services group relies on referrals from financial planners, registered investment advisers and other professionals. We cannot be certain that we will continue to have access to, or receive referrals from, these third parties. Loss of such access or referrals could have a material adverse effect on our revenues, financial condition, results of operations and business prospects. For example, one or more investment consultants could advise their clients to move their assets away from us to other investment advisers, which could result in significant net outflows. Also, the consolidation among financial intermediaries, which occurred over the last several months and is likely to continue, will reduce the number of intermediaries available to distribute our retail products and is likely to increase the cost of doing business with them as consolidation reduces competition.

OUR AGGRESSIVE EXPENSE REDUCTION INITIATIVES COULD ADVERSELY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS.

During the fourth quarter of 2008, we reduced headcount and announced our intention to reduce capital outlays in 2009 in order to lower our expense base in light of substantial declines in AUM and net revenues. Additionally, in 2008 we reduced substantially year-end cash bonuses and deferred compensation awards and imposed a salary freeze for 2009. These expense reduction measures and any additional measures we may take in view of continuing adverse economic conditions could have a significant effect on our ability to conduct our business and service our clients. We also may be unable to retain key personnel, the loss of whom could further damage our business.

WE MAY BE UNABLE TO CONTINUE TO ATTRACT AND RETAIN KEY PERSONNEL.

Our business depends on our ability to attract, retain, and motivate highly skilled, and often highly specialized, technical, managerial, and executive personnel; there is no assurance that we will be able to do so. This may be particularly difficult in the months ahead as our firm continues to aggressively manage expenses.

The market for qualified research analysts, portfolio managers, financial advisers, traders and other professionals is extremely competitive and is characterized by frequent movement of these investment professionals among different firms. Portfolio managers and financial advisers often maintain strong, personal relationships with their clients so their departure could cause us to lose client accounts, which could have a material adverse effect on our revenues, financial condition, results of operations and business prospects.

INVESTMENT PERFORMANCE CONSISTENTLY BELOW CLIENT EXPECTATIONS COULD LEAD TO LOSS OF CLIENTS AND A DECLINE IN REVENUES.

Our ability to achieve investment returns for clients that meet or exceed investment returns for comparable asset classes and competing investment services is a key consideration when clients decide to keep their assets with us or invest additional assets, as well as a prospective client's decision to invest with us. Our inability to meet or exceed relevant investment benchmarks could result in clients withdrawing assets and in prospective clients choosing to invest with competitors. This could also result in lower investment management fees, including minimal or no performance-based fees, which could result in a decline in our revenues.

Throughout 2008, we underperformed benchmarks, in some cases by substantial amounts, in virtually all of our services, particularly in the fourth quarter. In so doing, we failed to meet client expectations, which contributed to net outflows across each of our three distribution channels in 2008, with net outflows accelerating in the fourth quarter. Net outflows continued to accelerate in January 2009. If we cannot improve our investment performance, it is likely that our net outflows will continue, which could have a significantly adverse effect on our revenues, financial condition, results of operations and business prospects.

WE MAY ENTER INTO MORE PERFORMANCE-BASED FEE ARRANGEMENTS WITH OUR CLIENTS IN THE FUTURE, WHICH COULD CAUSE GREATER FLUCTUATIONS IN OUR REVENUES.

We sometimes charge our clients performance-based fees. In these situations, we charge a base advisory fee and are eligible to earn an additional performance-based fee or incentive allocation that is calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. In addition, some performance-based fees include a high-watermark provision, which generally provides that if a client account underperforms relative to its performance target (whether absolute or relative to a specified benchmark), it must gain back such underperformance before we can collect future performance-based fees. Therefore, if we underperform our performance target for a particular period, we will not earn a performance-based fee for that period and, for accounts with a high-watermark provision, our ability to earn future performance-based fees will be impaired. We are eligible to earn performance-based fees on approximately 14% of the assets we manage for institutional clients and approximately 5% of the assets we manage for private clients (in total, approximately 10% of our company-wide AUM). If the percentage of our AUM subject to performance-based fees grows, seasonality and volatility of revenue and earnings are likely to become more significant. Approximately 80% of our hedge fund AUM is subject to high-watermarks, and we ended the fourth quarter of 2008 with approximately 67% of this hedge fund AUM below high-watermarks by 10% or more. This will make it very difficult for us to earn performance-based fees in most of our hedge funds in 2009.

Our performance-based fees were $13.4 million in 2008, $81.2 million in 2007 and $235.7 million in 2006.

THE INDIVIDUALS, COUNTERPARTIES OR ISSUERS ON WHICH WE RELY IN THE COURSE OF PERFORMING SERVICES FOR OUR CLIENTS MAY BE UNABLE OR UNWILLING TO HONOR THEIR CONTRACTUAL OBLIGATIONS TO US.

We rely on various third party vendors to fulfill their obligations to us, whether specified by contract, course of dealing or otherwise. Disruptions in the financial markets and other economic challenges, like those presented by the ongoing global financial crisis, may cause these vendors to experience significant cash flow problems or even render them insolvent, which could expose us to significant costs and reduce our net income. For example, insurance companies may be unable to pay claims they are otherwise contractually obligated to pay, which could result in our having to suffer losses that typically would be covered by insurance.

UNPREDICTABLE EVENTS, INCLUDING NATURAL DISASTER, TECHNOLOGY FAILURE, AND TERRORIST ATTACK, COULD ADVERSELY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

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

Our operations require experienced, professional staff. Loss of a substantial number of such persons or an inability to provide properly equipped places for them to work may, by disrupting our operations, adversely affect our revenues, financial condition, results of operations and business prospects.

WE DEPEND ON VARIOUS SYSTEMS AND TECHNOLOGIES FOR OUR BUSINESS TO FUNCTION PROPERLY AND TO SAFEGUARD CONFIDENTIAL INFORMATION.

We utilize software and related technologies throughout our business, including both proprietary systems and those provided by outside vendors. Although we have established and tested business continuity plans, we may experience systems delays and interruptions and it is not possible to predict with certainty all of the adverse effects that could result from our failure, or the failure of a third party, to efficiently address these problems. These adverse effects could include the inability to perform critical business functions or failure to comply with financial reporting and other regulatory requirements, which could lead to loss of client confidence, harm to our reputation, exposure to disciplinary action and liability to our clients. Accordingly, potential system failures and the cost necessary to correct those failures could have a material adverse effect on our revenues, financial condition, results of operations and business prospects.

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

OUR OWN OPERATIONAL FAILURES OR THOSE OF THIRD PARTIES WE RELY ON, INCLUDING FAILURES ARISING OUT OF HUMAN ERROR, COULD DISRUPT OUR BUSINESS, DAMAGE OUR REPUTATION AND REDUCE OUR REVENUES.

Weaknesses or failures in our internal processes or systems could lead to disruption of our operations, liability to clients, exposure to disciplinary action or harm to our reputation. Our business is highly dependent on our ability to process, on a daily basis, large numbers of transactions, many of which are highly complex, across numerous and diverse markets. These transactions generally must adhere to investment guidelines, as well as stringent legal and regulatory standards.

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

Our obligations to clients require us to exercise skill, care and prudence in performing our services. Despite our employees being highly trained and skilled, the large number of transactions we process makes it highly likely that errors will occasionally occur. Should we make a mistake in performing our services that costs us or our clients money, we have a duty to act promptly to put the clients in the position they would have been in had we not made the error. The occurrence of mistakes, particularly significant ones, can have a material adverse effect on our reputation, revenues, financial condition, results of operations and business prospects.

WE MAY NOT ACCURATELY VALUE THE SECURITIES WE HOLD ON BEHALF OF OUR DISCRETIONARY CLIENTS OR OUR COMPANY INVESTMENTS.

In accordance with applicable regulatory requirements, our obligations under investment management agreements with our clients, and, if the client is a U.S. Fund, the approval and direction of the U.S. Fund's board of directors or trustees, we employ procedures for the pricing and valuation of securities and other positions held in client accounts or for company investments. We have established a Valuation Committee, composed of senior officers and employees, which oversees pricing controls and valuation processes. Where market quotations for a security are not readily available, the Valuation Committee determines a fair value for the security.

Extraordinary volatility in financial markets, significant liquidity constraints or our not adequately accounting for one or more factors when fair valuing a security based on information with limited market observability could result in our failing to properly value securities we hold for our clients or investments accounted for on our balance sheet. Improper valuation would likely result in our basing fee calculations on inaccurate AUM figures, our striking incorrect net asset values for company-sponsored mutual funds, or, in the case of company investments, our inaccurately calculating and reporting our financial condition and operating results. Although the overall percentage of our AUM that we fair value based on information with limited market observability is not significant, inaccurate fair value determinations can harm our clients and create regulatory issues.

In 2008, the unprecedented illiquidity experienced in parts of the fixed income markets made it more difficult to fair value sub-prime mortgage-related assets such as collateralized debt obligations and mortgage-backed securities. This difficulty was accompanied by significant write downs of these, and like, financial instruments under the fair value measurement requirements of Financial Accounting Standards Board ("FASB") Statement No. 157, "Fair Value Measurements". These factors increase the risk that our fair value determinations may not reflect the true value of the securities being valued.

OUR BUSINESS IS BASED ON THE TRUST AND CONFIDENCE OF OUR CLIENTS; ANY DAMAGE TO THAT TRUST AND CONFIDENCE CAN CAUSE ASSETS UNDER MANAGEMENT TO DECLINE.

We are dedicated to earning and maintaining the trust and confidence of our clients; the good reputation created thereby is essential to our business. Damage to our reputation could substantially impair our ability to maintain or grow our business.

Our substantial underperformance in virtually all of our investment services during 2008, which resulted in large part from our financial sector investments held during the fourth quarter of 2008, may have hurt our reputation among many clients, prospects and consultants. We are focused on improving investment performance and, in so doing, rebuilding our reputation. Failure in this endeavor could have a material adverse effect on our revenues, financial condition, results of operations and business prospects.

WE MAY NOT ALWAYS SUCCESSFULLY MANAGE ACTUAL AND POTENTIAL CONFLICTS OF INTEREST THAT ARISE IN OUR BUSINESS.

Our reputation is one of our most important assets. As our business and client base expand, we increasingly must manage actual and potential conflicts of interest, including situations where our services to a particular client conflict, or are perceived to conflict, with the interests of another client, as well as situations where certain of our employees have access to material non-public information that may not be shared with all employees of our firm. Failure to adequately address potential conflicts of interest could adversely affect our revenues, financial condition, results of operations and business prospects.

We have procedures and controls that are designed to address and manage conflicts of interest, including those designed to prevent the improper sharing of information. However, appropriately managing conflicts of interest is complex and difficult, and our reputation could be damaged and the willingness of clients to enter into transactions in which such a conflict might arise may be affected if we fail, or appear to fail, to deal appropriately with conflicts of interest. In addition, potential or perceived conflicts could give rise to litigation or regulatory enforcement actions.

RATES WE CHARGE FOR BROKERAGE TRANSACTIONS HAVE DECLINED SIGNIFICANTLY IN RECENT YEARS, AND WE EXPECT THOSE DECLINES TO CONTINUE. IN ADDITION, RECENT CAPITAL MARKETS AND ECONOMIC TURMOIL MAY REDUCE MARKET VOLUMES. COMBINED, THESE TWO FACTORS COULD ADVERSELY IMPACT SCB'S REVENUE.

Electronic, or "low-touch", trading approaches represent a growing percentage of buy-side trading activity and produce transaction fees for execution-only services that are a small fraction of traditional full service fee rates. As a result, blended pricing for the industry and SCB has declined in recent years. In addition, fee rates charged by SCB and other brokers for traditional brokerage services have also historically experienced price pressure, and we expect these trends to continue. While increases in transaction volume have in the past more than offset decreases in rates, this may not continue. Recent economic and market turmoil has severely impacted much of SCB's client base, which in the near-term may adversely affect transaction volume generally.

THE COSTS OF INSURANCE ARE SUBSTANTIAL AND MAY INCREASE.

Our insurance expenses are significant and can fluctuate significantly from year to year. They increased in 2008, and additional increases in the future are possible. In addition, certain insurance coverage may not be available or may only be available at prohibitive costs. As we renew our insurance policies, we may be subject to additional costs resulting from rising premiums, the assumption of higher deductibles and/or co-insurance liability and, to the extent certain U.S. Funds purchase separate directors and officers/errors and omissions liability coverage, an increased risk of insurance companies disputing responsibility for joint claims. Higher insurance costs and incurred deductibles reduce our net income.

OUR BUSINESS IS SUBJECT TO PERVASIVE GLOBAL REGULATION, THE COMPLIANCE WITH WHICH COULD INVOLVE SUBSTANTIAL EXPENDITURES OF TIME AND MONEY, AND THE VIOLATION OF WHICH COULD RESULT IN MATERIAL ADVERSE CONSEQUENCES.

Virtually all aspects of our business are subject to federal and state laws and regulations, rules of securities regulators and exchanges, and laws in the foreign countries in which our subsidiaries conduct business. If we violate these laws or regulations, we could be subject to civil liability, criminal liability or sanction, including revocation of our and our subsidiaries' registrations as investment advisers or broker-dealers, revocation of the licenses of our employees, censures, fines, or temporary suspension or permanent bar from conducting business. A regulatory proceeding, even if it does not result in a finding of wrongdoing or sanction, could require substantial expenditures of time and money. Any such liability or sanction could have a material adverse effect on our revenues, financial condition, results of operations, and business prospects. These laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including, in some cases, the power to limit or restrict doing business for failure to comply with such laws and regulations. Moreover, regulators in non-U.S. jurisdictions could change their policies or laws in a manner that might restrict or otherwise impede our ability to market, distribute, or register investment products in their respective markets. These local requirements could increase the expenses we incur in a specific jurisdiction without any corresponding increase in revenues from operating in the jurisdiction.

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

THE FINANCIAL SERVICES INDUSTRY IS INTENSELY COMPETITIVE.

We compete on the basis of a number of factors, including our array of investment services, our investment performance for our clients, innovation, reputation and price. By having a global presence, we may face competitors with more experience and more established relationships with clients, regulators and industry participants in the relevant market, which could adversely affect our ability to expand. Furthermore, our poor investment performance during 2008, and what may be diminished confidence in our services on the part of clients and consultants alike, may make it more difficult for us to compete effectively.

WE ARE INVOLVED IN VARIOUS LEGAL PROCEEDINGS AND REGULATORY MATTERS AND MAY BE INVOLVED IN SUCH PROCEEDINGS IN THE FUTURE, ANY ONE OR COMBINATION OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS.

We are involved in various matters, including regulatory inquiries, administrative proceedings and litigation, some of which allege substantial damages, and we may be involved in additional matters in the future. Litigation is subject to significant uncertainties, particularly when plaintiffs allege substantial or indeterminate damages, or when the litigation is highly complex or broad in scope. We have described pending material legal proceedings in
Item 3.


Structure-related Risks
-----------------------

THE PARTNERSHIP STRUCTURE OF HOLDING AND ALLIANCEBERNSTEIN LIMITS UNITHOLDERS' ABILITIES TO INFLUENCE THE MANAGEMENT AND OPERATION OF ALLIANCEBERNSTEIN'S BUSINESS AND IS HIGHLY LIKELY TO PREVENT A CHANGE IN CONTROL OF HOLDING AND ALLIANCEBERNSTEIN.

The General Partner, as general partner of both Holding and AllianceBernstein, generally has the exclusive right and full authority and responsibility to manage, conduct, control and operate their respective businesses, except as otherwise expressly stated in their respective Amended and Restated Agreements of Limited Partnership. Holding and AllianceBernstein unitholders have more limited voting rights on matters affecting AllianceBernstein than do holders of common stock in a corporation. Both Amended and Restated Agreements of Limited Partnership provide that unitholders do not have any right to vote for directors of the General Partner and that unitholders can only vote on certain extraordinary matters (including removal of the General Partner under certain extraordinary circumstances). Additionally, the AllianceBernstein Partnership Agreement includes significant restrictions on transfers of AllianceBernstein Units and provisions that have the practical effect of preventing the removal of the General Partner, which are highly likely to prevent a change in control of AllianceBernstein's management.

ALLIANCEBERNSTEIN UNITS ARE ILLIQUID.

There is no public trading market for AllianceBernstein Units and AllianceBernstein does not anticipate that a public trading market will ever develop. The AllianceBernstein Partnership Agreement restricts our ability to participate in a public trading market or anything substantially equivalent to one by providing that any transfer which may cause AllianceBernstein to be classified as a "publicly traded partnership" as defined in Section 7704 of the Code shall be deemed void and shall not be recognized by AllianceBernstein. In addition, AllianceBernstein Units are subject to significant restrictions on transfer; all transfers of AllianceBernstein Units are subject to the written consent of AXA Equitable and the General Partner pursuant to the AllianceBernstein Partnership Agreement. Generally, neither AXA Equitable nor the General Partner will permit any transfer that it believes would create a risk that AllianceBernstein would be treated as a corporation for tax purposes. AXA Equitable and the General Partner have implemented a transfer policy that requires a seller to locate a purchaser, and imposes annual volume restrictions on transfers. You may request a copy of the transfer program from our corporate secretary (corporate.secretary@alliancebernstein.com). Also, we have filed the transfer program as Exhibit 10.10 to this Form 10-K.

CHANGES IN THE PARTNERSHIP STRUCTURE OF HOLDING AND ALLIANCEBERNSTEIN AND/OR CHANGES IN THE TAX LAW GOVERNING PARTNERSHIPS WOULD HAVE SIGNIFICANT TAX RAMIFICATIONS.

Holding, having elected under Section 7704(g) of the Code, to be subject to a 3.5% federal tax on partnership gross income from the active conduct of a trade or business, is a "grandfathered" publicly-traded partnership ("PTP") for federal income tax purposes. Holding is also subject to the 4.0% UBT, net of credits for UBT paid by AllianceBernstein. In order to preserve Holding's status as a "grandfathered" publicly-traded partnership for federal income tax purposes, management ensures that Holding does not directly or indirectly (through AllianceBernstein) enter into a substantial new line of business. A "new line of business" would be any business that is not closely related to AllianceBernstein's historical business of providing research and diversified investment management and related services to its clients. A new line of business is "substantial" when a partnership derives more than 15% (by value) of its gross income from, or uses more than 15% of its total assets in, the new line of business.

AllianceBernstein is a private partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, AllianceBernstein is subject to the 4.0% UBT. Domestic corporate subsidiaries of AllianceBernstein, which are subject to federal, state and local income taxes, are generally included in the filing of a consolidated federal income tax return with separate state and local income tax returns being filed. Foreign corporate subsidiaries are generally subject to taxes at higher rates in the foreign jurisdiction where they are located. As our business increasingly operates in countries other than the U.S., our effective tax rate continues to increase because our international subsidiaries are subject to corporate level taxes in the jurisdictions where they are located.

In order to preserve AllianceBernstein's status as a private partnership for federal income tax purposes, AllianceBernstein Units must not be considered publicly traded. The AllianceBernstein Partnership Agreement provides that all transfers of AllianceBernstein Units must be approved by AXA Equitable and the General Partner; AXA Equitable and the General Partner approve only those transfers permitted pursuant to one or more of the safe harbors contained in relevant treasury regulations. If such units were considered readily tradable, AllianceBernstein would be subject to federal and state corporate income tax on its net income. Furthermore, as noted above, should AllianceBernstein enter into a substantial new line of business, Holding, by virtue of its ownership of AllianceBernstein, would lose its status as a grandfathered publicly-traded partnership and would become subject to corporate income tax as set forth above.

In 2007, Congress proposed tax legislation that would cause certain PTPs to be taxed as corporations, thus subjecting their income to a higher level of income tax. Holding is a PTP that derives its income from asset manager or investment management services through its ownership interest in AllianceBernstein. However, the legislation, in the form proposed, would not affect Holding's tax status. In addition, we have received consistent indications from a number of individuals involved in the legislative process that Holding's tax status is not the focus of the proposed legislation, and that they do not expect to change that approach. However, we cannot predict whether, or in what form, the proposed tax legislation will pass, and are unable to determine what effect any new legislation might have on us. If Holding were to lose its federal tax status as a grandfathered PTP, it would be subject to corporate income tax, which would reduce materially its net income and quarterly distributions to Holding Unitholders.

In its current form, the proposed legislation would not affect AllianceBernstein because it is a private partnership.


-------------------------------

EXPLANATORY NOTE:

The following terms used in Item 1A - Risk Factors directly above have the following meanings:

"AllianceBernstein" -- AllianceBernstein L.P. (Delaware limited partnership), the operating partnership, and its subsidiaries and, where appropriate, its predecessors, AllianceBernstein Holding and ACMC, Inc. and their respective subsidiaries.

"AllianceBernstein Units"-- units of limited partnership interest in AllianceBernstein.

"General Partner" -- AllianceBernstein Corporation (Delaware corporation), the general partner of AllianceBernstein and AllianceBernstein Holding and a wholly-owned subsidiary of AXA Equitable, and, where appropriate, ACMC, Inc., its predecessor.

"Holding" -- AllianceBernstein Holding L.P. (Delaware limited partnership).

"SCB" -- Sanford C. Bernstein & Co., LLC and Sanford C. Bernstein Limited, together, each of which is a wholly-owned subsidiary of AllianceBernstein.