Form 10-K, Exhibit 13
period 2009-12-31
AXA FINANCIAL INC
filed 2010-03-10
CIK 888002

EXHIBIT 13.1



The following is an excerpt from AllianceBernstein L.P.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the "AllianceBernstein Annual Report"). As used in Item 1A - Risk Factors below, the words "we" and "us" refer collectively to AllianceBernstein L.P. and its subsidiaries, or their officers and employees. Item references in the excerpt below refer to item numbers in the AllianceBernstein Annual Report. Unless otherwise defined, capitalized terms used in this Exhibit 13.1 are defined under "Explanatory Note" directly following the excerpt.

ITEM 1A.   RISK FACTORS

Please read this section along with the description of our business in Item 1, the competition section just above and AllianceBernstein's financial information contained in Items 6, 7 and 8. The majority of the risk factors discussed below directly affect AllianceBernstein. These risk factors also affect Holding because Holding's principal source of income and cash flow is attributable to its investment in AllianceBernstein. See also "Cautions Regarding Forward-Looking Statements" in Item 7.

POOR INVESTMENT PERFORMANCE MAY LEAD TO LOSS OF CLIENTS AND A DECLINE IN AUM AND REVENUES.

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

Throughout 2008, and in particular during the fourth quarter, we underperformed benchmarks in virtually all of our services, in some cases by substantial amounts. In so doing, we failed to meet client expectations, which contributed to net outflows across each of our three buy-side distribution channels in 2008 and 2009. Although our investment performance improved significantly in 2009, we continued to experience net outflows in each of our three buy-side distribution channels, particularly in the Institutions channel. Although we are hopeful that our net outflows will continue to decline, this will depend on a number of factors, including our ability to sustain our improved investment performance, which cannot be assured, and the view that clients have of us as investment managers. Continuation of substantial net outflows for an extended period may have a significantly adverse effect on our results of operations and business prospects.

CHANGES IN FINANCIAL MARKET LEVELS HAVE A DIRECT AND SIGNIFICANT IMPACT ON OUR ASSETS UNDER MANAGEMENT; A SIGNIFICANT REDUCTION IN ASSETS UNDER MANAGEMENT HAS A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND BUSINESS PROSPECTS.

Performance of financial markets (both domestic and international), global economic conditions, industry trends, interest rates, inflation rates, tax regulation changes and other factors that are difficult to predict affect the mix, market value and level of assets under management. Investment advisory and services fees, the largest component of revenues, are generally calculated as a percentage of the value of assets under management and vary with the type of account managed. Accordingly, fee income generally increases or decreases as assets under management increase or decrease and is affected by market appreciation or depreciation, inflow of new client assets (including purchases of mutual fund shares) and outflow of client assets (including redemption of mutual fund shares). In addition, changing market conditions and investment trends, particularly with respect to retirement savings, may reduce interest in certain of our investment products and may result in a reduction in assets under management

Significant weakness and volatility in global credit markets, particularly the rapid deterioration of the mortgage markets in the United States and Europe, during the second half of 2007 and early in 2008 was followed by global economic turmoil during the second half of 2008 and early in 2009. These conditions had a significant adverse affect on our 2009 and 2008 results of operations. Although global markets improved during 2009, there can be no assurance that such improvement will continue or that market conditions will not deteriorate again, which may have a significant adverse effect on our results of operations and business prospects.

PROLONGED WEAKNESS IN ASSET VALUES MAY RESULT IN IMPAIRMENT OF GOODWILL, INTANGIBLE ASSETS AND THE DEFERRED SALES COMMISSION ASSET.

If market conditions deteriorate significantly and securities valuations are depressed for prolonged periods of time (factors that are beyond our control), our AUM, revenues, profitability and unit price may be adversely affected. As a result, goodwill, intangible assets and/or the deferred sales commission asset may become impaired. The occurrence of an impairment would require a material charge to our earnings. For additional information about our impairment testing, see Item 7.

OUR BUSINESS IS DEPENDENT ON INVESTMENT ADVISORY, SELLING AND DISTRIBUTION AGREEMENTS THAT ARE SUBJECT TO TERMINATION OR NON-RENEWAL ON SHORT NOTICE.

We derive most of our revenues pursuant to written investment management agreements (or other arrangements) with institutional investors, mutual funds and private clients, and selling and distribution agreements between AllianceBernstein Investments and financial intermediaries that distribute AllianceBernstein Funds. Generally, the investment management agreements (and other arrangements) are terminable at any time or upon relatively short notice by either party. The selling and distribution agreements are terminable by either party upon notice (generally 30 days) and do not obligate the financial intermediary to sell any specific amount of fund shares. In addition, investors in AllianceBernstein Funds can redeem their investments without notice. Any termination of, or failure to renew, a significant number of these agreements, or a significant increase in redemption rates, could have a material adverse effect on our results of operations and business prospects.

Furthermore, the investment management agreements pursuant to which we manage the U.S. Funds must be renewed and approved by the Funds' boards of directors or trustees annually. A significant majority of the directors/trustees are independent. Consequently, there can be no assurance that the board of directors or trustees of each fund will approve the fund's investment management agreement each year, or will not condition its approval on revised terms that may be adverse to us.

OUR ABILITY TO ESTABLISH NEW CLIENT RELATIONSHIPS AND MAINTAIN EXISTING ONES IS PARTLY DEPENDENT ON OUR RELATIONSHIPS WITH VARIOUS FINANCIAL INTERMEDIARIES AND CONSULTANTS THAT ARE NOT OBLIGATED TO CONTINUE TO WORK WITH US.

Our ability to market our Retail Products and Services, sub-advisory services and certain other investment services is partly dependent on our access to securities firms, brokers, banks and other intermediaries. These intermediaries generally offer their clients investment products in addition to, and in competition with, our products. In addition, certain institutional investors rely on consultants to advise them on the choice of investment adviser, and our Institutional Services are not always considered among the best choices by consultants. Also, our Private Client Services group relies on referrals from financial planners, registered investment advisers and other professionals. We cannot be certain that we will continue to have access to, or receive referrals from, these third parties. Loss of such access or referrals could have a material adverse effect on our results of operations and business prospects. For example, one or more investment consultants could advise their clients to move their assets away from us to other investment advisers, which could result in significant net outflows.

WE MAY BE UNABLE TO CONTINUE TO ATTRACT AND RETAIN KEY PERSONNEL.

Our business depends on our ability to attract, retain and motivate highly skilled, and often highly specialized, technical, managerial and executive personnel; there is no assurance that we will be able to do so.

The market for qualified research analysts, portfolio managers, financial advisers, traders and other professionals is extremely competitive and is characterized by frequent movement of these investment professionals among different firms. Portfolio managers and financial advisers often maintain strong, personal relationships with their clients so their departure could cause us to lose client accounts, which could have a material adverse effect on our results of operations and business prospects.

WE MAY ENTER INTO MORE PERFORMANCE-BASED FEE ARRANGEMENTS WITH OUR CLIENTS IN THE FUTURE, WHICH COULD CAUSE GREATER FLUCTUATIONS IN OUR REVENUES.

We sometimes charge our clients performance-based fees. In these situations, we charge a base advisory fee and are eligible to earn an additional performance-based fee or incentive allocation that is calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. In addition, some performance-based fees include a high-watermark provision, which generally provides that if a client account underperforms relative to its performance target (whether absolute or relative to a specified benchmark), it must gain back such underperformance before we can collect future performance-based fees. Therefore, if we fail to achieve the performance target for a particular period, we will not earn a performance-based fee for that period and, for accounts with a high-watermark provision, our ability to earn future performance-based fees will be impaired. We are eligible to earn performance-based fees on approximately 13% of the assets we manage for institutional clients and approximately 4% of the assets we manage for private clients (in total, approximately 9% of our company-wide AUM). If the percentage of our AUM subject to performance-based fees grows, seasonality and volatility of revenue and earnings are likely to become more significant. Our performance-based fees in 2009, 2008 and 2007 were $29.8 million, $13.4 million and $81.2 million, respectively.

Approximately 72% of our hedge fund AUM is subject to high-watermarks, and we ended the fourth quarter of 2009 with approximately 89% of this AUM below high-watermarks by 10% or more. This will make it very difficult for us to earn performance-based fees in most of our hedge funds in 2010.

IF WE ARE UNABLE TO MAINTAIN OUR FEE LEVELS, OR IF OUR MIX OF ASSETS UNDER MANAGEMENT CHANGES, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

A shift from active equity services towards fixed income services and passive services may result in a corresponding decline in revenues and income because we generally earn higher fees from assets invested in our active equity services than in our fixed income services or passive services. A shift from global and international services to U.S. services may have a similar effect. The global economic turmoil experienced during the second half of 2008 and early in 2009 caused some investors to shift their investment preferences from active equities to fixed income, passive and money market products (some of which we do not offer), and this trend may continue or accelerate.

In addition, we may be required to reduce our fee levels, or restructure the fees we charge, because of, among other things, regulatory initiatives (whether industry-wide or specifically targeted), court decisions and competitive considerations. A reduction in fees will reduce our revenues. A reduction in revenues, without a commensurate reduction in expenses, will adversely affect our results of operations.

WE MAY ENGAGE IN STRATEGIC TRANSACTIONS THAT COULD POSE RISKS.

As part of our business strategy, we consider potential strategic transactions, including acquisitions, dispositions, consolidations, joint ventures and similar transactions, some of which may be material. These transactions, if undertaken, may involve a number of risks and present financial, managerial and operational challenges, including:

o adverse effects on our earnings if acquired intangible assets or goodwill become impaired;

o   existence of unknown liabilities or contingencies that arise after closing;
    and

o   potential disputes with counterparties.

Acquisitions also pose the risk that any business we acquire may lose customers or employees or could underperform relative to expectations. Furthermore, strategic transactions may require us to increase our leverage or, if we issue AllianceBernstein Units or Holding Units to fund an acquisition, dilute the holdings of our existing Unitholders.

BECAUSE MANY OF OUR SUBSIDIARY OPERATIONS ARE LOCATED OUTSIDE OF THE UNITED STATES AND HAVE FUNCTIONAL CURRENCIES OTHER THAN THE U.S. DOLLAR, CHANGES IN EXCHANGE RATES TO THE U.S. DOLLAR AFFECT OUR REPORTED FINANCIAL RESULTS FROM ONE PERIOD TO THE NEXT.

Although the largest components of our net revenues and expenses, as well as our AUM, are presently derived from the United States, we have subsidiaries outside of the United States whose functional currencies are not the U.S. dollar. As a result, fluctuations in exchange rates to the U.S. dollar affect our reported financial results from one period to the next. We may not be successful in our efforts to hedge our exposure to such fluctuations, which could have a negative effect on our reported financial results.

THE INDIVIDUALS, COUNTERPARTIES OR ISSUERS ON WHICH WE RELY IN THE COURSE OF PERFORMING SERVICES FOR US OR OUR CLIENTS MAY BE UNABLE OR UNWILLING TO HONOR THEIR CONTRACTUAL OBLIGATIONS TO US.

We rely on various third party counterparties and other vendors to fulfill their obligations to us, whether specified by contract, course of dealing or otherwise. Default rates, downgrades and disputes with counterparties as to the valuation of collateral increase significantly in times of market stress. Furthermore, disruptions in the financial markets and other economic challenges, like those presented by the recent global financial crisis, may cause our counterparties and other vendors to experience significant cash flow problems or even render them insolvent, which may expose us to significant costs.

MAINTAINING ADEQUATE LIQUIDITY FOR OUR GENERAL BUSINESS NEEDS DEPENDS UPON CERTAIN FACTORS, INCLUDING OPERATING CASH FLOWS AND OUR ACCESS TO CREDIT ON REASONABLE TERMS.

Our financial condition is dependent on our cash flow from operations, which is subject to the performance of the capital markets, our ability to maintain and grow client assets under management and other factors beyond our control. Our ability to issue public or private debt on reasonable terms may be limited by adverse market conditions, our profitability, our creditworthiness as perceived by lenders and changes in government regulations, including tax rates and interest rates. Furthermore, our access to bank credit or the debt markets depends significantly on our credit ratings. A downgrade to our credit ratings could increase our borrowing costs and limit our access to the capital markets. If we are unable to obtain funds and/or financing, we may be forced to incur unanticipated costs or revise our strategic plans, which could have a material adverse effect on our financial condition, results of operations and business prospects.

UNPREDICTABLE EVENTS, INCLUDING NATURAL DISASTER, TECHNOLOGY FAILURE AND TERRORIST ATTACK, MAY ADVERSELY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

War, terrorist attack, power failure, natural disaster and rapid spread of serious disease could interrupt our operations by:

o causing disruptions in U.S. or global economic conditions, thereby decreasing investor confidence and making investment products generally less attractive;

o   inflicting loss of life;

o   triggering massive technology failures or delays; and

o requiring substantial capital expenditures and operating expenses to remediate damage and restore operations.

Our operations require experienced, professional staff. Loss of a substantial number of such persons or an inability to provide properly equipped places for them to work may, by disrupting our operations, adversely affect our financial condition, results of operations and business prospects.

WE DEPEND ON VARIOUS SYSTEMS AND TECHNOLOGIES FOR OUR BUSINESS TO FUNCTION PROPERLY AND TO SAFEGUARD CONFIDENTIAL INFORMATION.

We utilize software and related technologies throughout our business, including both proprietary systems and those provided by outside vendors. Although we have established and tested business continuity plans, we may experience systems delays and interruptions and it is not possible to predict with certainty all of the adverse effects that could result from our failure, or the failure of a third party, to efficiently address these problems. These adverse effects could include the inability to perform critical business functions or failure to comply with financial reporting and other regulatory requirements, which could lead to loss of client confidence, harm to our reputation, exposure to disciplinary action and liability to our clients. Accordingly, potential system failures and the cost necessary to correct those failures could have a material adverse effect on our results of operations and business prospects.

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

Weaknesses or failures in our internal processes or systems could lead to disruption of our operations, liability to clients, exposure to disciplinary action or harm to our reputation. Our business is highly dependent on our ability to process, on a daily basis, large numbers of transactions, many of which are highly complex, across numerous and diverse markets. These transactions generally must comply with investment guidelines, as well as stringent legal and regulatory standards.

Despite the contingency plans and facilities we have in place, our ability to conduct business may be adversely affected by a disruption in the infrastructure that supports our operations and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services we may use or third parties with which we conduct business. If a disruption occurs in one location and our employees in that location are unable to occupy our offices or communicate with or travel to other locations, our ability to conduct business with and on behalf of our clients may suffer, and we may not be able to successfully implement contingency plans that depend on communication or travel.

Our obligations to clients require us to exercise skill, care and prudence in performing our services. Despite our employees being highly trained and skilled, the large number of transactions we process makes it highly likely that errors will occasionally occur. Should we make a mistake in performing our services that costs our clients money, we have a duty to act promptly to put the clients in the position they would have been in had we not made the error. The occurrence of mistakes, particularly significant ones, can have a material adverse effect on our reputation, results of operations and business prospects.

WE MAY NOT ACCURATELY VALUE THE SECURITIES WE HOLD ON BEHALF OF OUR DISCRETIONARY CLIENTS OR OUR COMPANY INVESTMENTS.

In accordance with applicable regulatory requirements, our obligations under investment management agreements with our clients and, if the client is a U.S. Fund, the approval and direction of the U.S. Fund's board of directors or trustees, we employ procedures for the pricing and valuation of securities and other positions held in client accounts or for company investments. We have established a Valuation Committee, composed of senior officers and employees, which oversees pricing controls and valuation processes. Where market quotations for a security are not readily available, the Valuation Committee determines a fair value for the security.

Extraordinary volatility in financial markets, significant liquidity constraints or our not adequately accounting for one or more factors when fair valuing a security based on information with limited market observability could result in our failing to properly value securities we hold for our clients or investments accounted for on our balance sheet. Improper valuation would likely result in our basing fee calculations on inaccurate AUM figures, our striking incorrect net asset values for company-sponsored mutual funds or, in the case of company investments, our inaccurately calculating and reporting our financial condition and operating results. Although the overall percentage of our AUM that we fair value based on information with limited market observability is not significant, inaccurate fair value determinations can harm our clients and create regulatory issues.

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

Our substantial underperformance in virtually all of our investment services during 2008 injured our reputation among many clients, prospects and consultants. We are focused on continuing the improved investment performance we delivered in 2009 and, in so doing, rebuilding our reputation. Failure in this endeavor, however, could have a material adverse effect on our reputation, results of operations and business prospects.

WE MAY NOT ALWAYS SUCCESSFULLY MANAGE ACTUAL AND POTENTIAL CONFLICTS OF INTEREST THAT ARISE IN OUR BUSINESS.

Our reputation is one of our most important assets. As our business and client base expands, we increasingly must manage actual and potential conflicts of interest, including situations where our services to a particular client conflict, or are perceived to conflict, with the interests of another client, as well as situations where certain of our employees have access to material non-public information that may not be shared with all employees of our firm. Failure to adequately address potential conflicts of interest could adversely affect our reputation, results of operations and business prospects.

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

RATES WE CHARGE FOR BROKERAGE TRANSACTIONS HAVE DECLINED SIGNIFICANTLY IN RECENT YEARS, AND WE EXPECT THOSE DECLINES TO CONTINUE. IN ADDITION, RECENT CAPITAL MARKETS AND ECONOMIC TURMOIL MAY REDUCE MARKET VOLUMES. COMBINED, THESE TWO FACTORS MAY ADVERSELY AFFECT BERNSTEIN RESEARCH SERVICES REVENUE.

Electronic, or "low-touch", trading approaches represent a growing percentage of buy-side trading activity and produce transaction fees for execution-only services that are a small fraction of traditional full service fee rates. As a result, blended pricing for the industry and SCB has declined in recent years. In addition, fee rates charged by SCB and other brokers for traditional brokerage services have also historically experienced price pressure, and we expect these trends to continue. While increases in transaction volume and market share have in the past more than offset decreases in rates, this may not continue. Recent economic and market turmoil has severely impacted much of SCB's client base, which in the near-term may adversely affect transaction volume generally.

DESPITE OUR EFFORTS TO MANAGE EXPOSURES FROM PRINCIPAL POSITIONS TAKEN BY OUR SELL-SIDE BUSINESS, THESE POSITIONS ARE SUBJECT TO MARKET RISK.

Our sell-side business may use the firm's capital to facilitate customer transactions, primarily relating to our trading activities in listed options. The resulting principal positions are exposed to market risk. We seek to manage this risk both by engaging in transactions designed to hedge the market risk and by maintaining a risk platform that includes the measurement and monitoring of financial exposures and operational processes. Our ability to manage this risk may be limited, however, by adverse changes in the liquidity of the security or the hedging instrument and in the correlation of price movements between the security and the hedging instrument. Similarly, the risk monitoring and risk mitigation techniques we employ and the related judgments we make cannot anticipate every possible economic and financial circumstance and outcome. Consequently, we may incur losses, which would adversely affect our results of operations and require us to increase our regulatory capital.

THE COSTS OF INSURANCE ARE SUBSTANTIAL AND MAY INCREASE.

Our insurance expenses are significant and can fluctuate significantly from year to year. Although these expenses slightly decreased in 2009, future increases are possible. In addition, certain insurance coverage may not be available or may only be available at prohibitive costs. As we renew our insurance policies, we may be subject to additional costs resulting from rising premiums, the assumption of higher deductibles and/or co-insurance liability. Also, there can be no assurance that a claim or claims will be covered by our insurance policies or, if covered, will not exceed the limits of available insurance coverage, or that our insurers will remain solvent and meet their obligations.

OUR BUSINESS IS SUBJECT TO PERVASIVE GLOBAL REGULATION, THE COMPLIANCE WITH WHICH COULD INVOLVE SUBSTANTIAL EXPENDITURES OF TIME AND MONEY, AND THE VIOLATION OF WHICH MAY RESULT IN MATERIAL ADVERSE CONSEQUENCES.

Virtually all aspects of our business are subject to federal and state laws and regulations, rules of securities regulators and exchanges, and laws in the foreign countries in which our subsidiaries conduct business. If we violate these laws or regulations, we could be subject to civil liability, criminal liability or sanction, including revocation of our and our subsidiaries' registrations as investment advisers or broker-dealers, revocation of the licenses of our employees, censures, fines, or temporary suspension or permanent bar from conducting business. A regulatory proceeding, even if it does not result in a finding of wrongdoing or sanction, could require substantial expenditures of time and money. Any such liability or sanction could have a material adverse effect on our financial condition, results of operations and business prospects. These laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including, in some cases, the power to limit or restrict doing business for failure to comply with such laws and regulations. Moreover, regulators in non-U.S. jurisdictions could change their policies or laws in a manner that might restrict or otherwise impede our ability to market, distribute or register investment products in their respective markets. These local requirements could increase the expenses we incur in a specific jurisdiction without any corresponding increase in revenues from operating in the jurisdiction.

Due to the extensive laws and regulations to which we are subject, we devote substantial time and effort to legal and regulatory compliance issues.

REGULATION OF THE FINANCIAL SERVICES INDUSTRY IS EVOLVING.

As an investment firm, we are subject to financial services laws, regulations, corporate governance requirements, administrative actions and policies in each location in which we operate. In 2009, as many emergency government programs slowed or wound down, global regulatory and legislative focus generally moved to a second phase of broader reform and a restructuring of financial institution regulation. Legislators and regulators, particularly in the United States and Europe, are currently considering a wide range of proposals that, if enacted, may result in changes to the manner in which our global operations are regulated.

THE FINANCIAL SERVICES INDUSTRY IS INTENSELY COMPETITIVE.

We compete on the basis of a number of factors, including our array of investment services, our investment performance for our clients, innovation, reputation and price. By having a global presence, we may face competitors with more experience and more established relationships with clients, regulators and industry participants in the relevant market, which could adversely affect our ability to expand. Furthermore, our poor investment performance during 2008, and what may be diminished confidence in our services on the part of clients and consultants, may make it more difficult for us to compete effectively. For additional information regarding competitive factors, see "Competition" in Item 1.

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

ALLIANCEBERNSTEIN UNITS ARE ILLIQUID.

There is no public trading market for AllianceBernstein Units and AllianceBernstein does not anticipate that a public trading market will ever develop. The AllianceBernstein Partnership Agreement restricts our ability to participate in a public trading market or anything substantially equivalent to one by providing that any transfer which may cause AllianceBernstein to be classified as a "publicly-traded partnership" as defined in Section 7704 of the Code shall be deemed void and shall not be recognized by AllianceBernstein. In addition, AllianceBernstein Units are subject to significant restrictions on transfer; all transfers of AllianceBernstein Units are subject to the written consent of AXA Equitable and the General Partner pursuant to the AllianceBernstein Partnership Agreement. Generally, neither AXA Equitable nor the General Partner will permit any transfer that it believes would create a risk that AllianceBernstein would be treated as a corporation for tax purposes. AXA Equitable and the General Partner have implemented a transfer policy that requires a seller to locate a purchaser, and imposes annual volume restrictions on transfers. You may request a copy of the transfer program from our corporate secretary (corporate_secretary@alliancebernstein.com). Also, we have filed the transfer program as Exhibit 10.06 to this Form 10-K.

CHANGES IN THE PARTNERSHIP STRUCTURE OF HOLDING AND ALLIANCEBERNSTEIN AND/OR CHANGES IN THE TAX LAW GOVERNING PARTNERSHIPS WOULD HAVE SIGNIFICANT TAX RAMIFICATIONS.

Holding, having elected under Section 7704(g) of the Code, to be subject to a 3.5% federal tax on partnership gross income from the active conduct of a trade or business, is a "grandfathered" publicly-traded partnership ("PTP") for federal income tax purposes. Holding is also subject to the 4.0% UBT, net of credits for UBT paid by

AllianceBernstein. In order to preserve Holding's status as a "grandfathered" publicly-traded partnership for federal income tax purposes, management ensures that Holding does not directly or indirectly (through AllianceBernstein) enter into a substantial new line of business. A "new line of business" would be any business that is not closely related to AllianceBernstein's historical business of providing research and diversified investment management and related services to its clients. A new line of business is "substantial" when a partnership derives more than 15% of its gross income from, or uses more than 15% of its total assets in, the new line of business.

AllianceBernstein is a private partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, AllianceBernstein is subject to the 4.0% UBT. Domestic corporate subsidiaries of AllianceBernstein, which are subject to federal, state and local income taxes, are generally included in the filing of a consolidated federal income tax return with separate state and local income tax returns being filed. Foreign corporate subsidiaries are generally subject to taxes at higher rates in the foreign jurisdiction where they are located. As our business increasingly operates in countries other than the U.S., our effective tax rate may increase because our international subsidiaries are subject to corporate level taxes in the jurisdictions where they are located.

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

In 2007 and again in 2009, Congress proposed tax legislation that would cause certain PTPs to be taxed as corporations, thus subjecting their income to a higher level of income tax. Holding is a PTP that derives its income from asset manager or investment management services through its ownership interest in AllianceBernstein. The legislation, in the form proposed, would not affect Holding's tax status. However, we cannot predict whether, or in what form, the proposed tax legislation will pass, and are unable to determine what effect any new legislation might have on us. If Holding were to lose its federal tax status as a grandfathered PTP, it would be subject to corporate income tax, which would reduce materially its net income and quarterly distributions to Holding Unitholders.

In its current form, the proposed legislation would not affect AllianceBernstein because it is a private partnership.


-------------------------------

EXPLANATORY NOTE:

The following terms used in Item 1A - Risk Factors directly above have the following meanings:

"AllianceBernstein" -- AllianceBernstein L.P. (Delaware limited partnership formerly known as Alliance Capital Management L.P., "Alliance Capital"), the operating partnership, and its subsidiaries and, where appropriate, its predecessors, Holding and ACMC, Inc. and their respective subsidiaries.

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

"Holding" -- AllianceBernstein Holding L.P. (Delaware limited partnership).

"SCB" -- Sanford C. Bernstein & Co., LLC (Delaware limited liability company) and Sanford C. Bernstein Limited (U.K. company), together, each of which is a wholly-owned subsidiary of AllianceBernstein.