Form 10-K, Exhibit 13
period 2010-12-31
AXA FINANCIAL INC
filed 2011-03-10
CIK 888002

EXHIBIT 13.1


The following is an excerpt from AllianceBernstein L.P.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the "AllianceBernstein Annual Report"). As used in Item 1A - Risk Factors below, the words "we" and "us" refer collectively to AllianceBernstein L.P. and its subsidiaries, or their officers and employees. Item references in the excerpt below refer to item numbers in the AllianceBernstein Annual Report. Unless otherwise defined, capitalized terms used in this Exhibit 13.1 are defined under "Explanatory Note" directly following the excerpt.

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

Our ability to achieve investment returns for clients that meet or exceed investment returns for comparable asset classes and competing investment services is a key consideration when clients decide to keep their assets with us or invest additional assets, and when a prospective client is deciding whether to invest with us. Our inability to meet or exceed relevant investment benchmarks could result in clients withdrawing assets and in prospective clients choosing to invest with competitors. The resulting lower AUM levels could lead to lower investment management fees, including minimal or no performance-based fees, which could result in a decline in our revenues.

Throughout 2008, and in particular during the fourth quarter, we underperformed benchmarks in virtually all of our services, in some cases by substantial amounts. Although in 2009 we experienced generally very good performance across our services, in 2010, poor performance in the second quarter, when volatility and market correlations were at their highest, impacted full-year performance. As a result, many of our equity services underperformed their benchmarks for the full year. Accordingly, we failed to meet client expectations, which contributed to net outflows across each of our three buy-side distribution channels in 2010, particularly in our Institutions channel.

We believe that our net outflows should improve in 2011. However, this positive development will depend on a number of factors, including our ability to deliver consistent, competitive investment performance, which cannot be assured, conditions of the financial markets, consultant recommendations, and changes in our clients' investment preferences, risk tolerances and liquidity needs. Substantial net outflows for an extended period may have a significantly adverse effect on our results of operations and business prospects.

CHANGES IN FINANCIAL MARKET LEVELS HAVE A DIRECT AND SIGNIFICANT IMPACT ON OUR AUM; A SIGNIFICANT REDUCTION IN AUM HAS A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND BUSINESS PROSPECTS.

Performance of financial markets (both domestic and international), global economic conditions, industry trends, interest rates, inflation rates, tax regulation changes and other factors that are difficult to predict affect the mix, market value and level of our AUM. Investment advisory and services fees, the largest component of our revenues, are generally calculated as a percentage of the value of AUM and vary with the type of account managed. Accordingly, fee income generally increases or decreases as assets under management increase or decrease and is affected by market appreciation or depreciation, inflow of new client assets (including purchases of mutual fund shares) and outflow of client assets (including redemption of mutual fund shares). In addition, changing market conditions and investment trends, particularly with respect to retirement savings, may reduce interest in certain of our investment products and may result in a reduction in AUM.

Significant weakness and volatility in global credit markets, particularly the rapid deterioration of the mortgage markets in the United States and Europe, during the second half of 2007 and early in 2008 was followed by global economic turmoil during the second half of 2008 and early in 2009. These conditions had a significant adverse affect on our 2009 and 2008 results of operations. Heightened volatility and risk aversion, particularly in the second quarter of 2010, combined to drive market correlations to levels experienced during the depths of the financial crisis. In this environment, with stocks rising and falling almost in unison in response to various macro-economic concerns (e.g., the possibility of deflation, a "double-dip" recession and debt-related troubles in some European nations) and not based on their fundamentals, our stock-selection discipline went largely unrewarded. When the markets settled and correlations declined in the third and particularly the fourth quarter of 2010, the performance of our equity services relative to both benchmarks and peer averages recovered well. However, poor performance in the second quarter, when volatility and correlations were at their highest, impacted full-year performance. As a result, many of our equity services underperformed their benchmarks for the full year.

Although global markets improved during the second half of 2010 and the first several weeks of 2011, there can be no assurance that such improvement will continue or that market conditions will not deteriorate again, which could have a significant adverse effect on our results of operations and business prospects.

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

Furthermore, the investment management agreements pursuant to which we manage the U.S. Funds must be renewed and approved by the Funds' boards of directors annually. A significant majority of the directors are independent. Consequently, there can be no assurance that the board of directors of each fund will approve the fund's investment management agreement each year, or will not condition its approval on revised terms that may be adverse to us.

OUR ABILITY TO ESTABLISH NEW CLIENT RELATIONSHIPS AND MAINTAIN EXISTING ONES IS PARTLY DEPENDENT ON OUR RELATIONSHIPS WITH VARIOUS FINANCIAL INTERMEDIARIES AND CONSULTANTS THAT ARE NOT OBLIGATED TO CONTINUE TO WORK WITH US.

Our ability to market our Retail Products and Services, sub-advisory services and certain other investment services is partly dependent on our access to securities firms, brokers, banks and other intermediaries. These intermediaries generally offer their clients investment products that compete with our products. In addition, certain institutional investors rely on consultants to advise them on choosing an investment adviser, and our Institutional Services are not always considered among the best choices by consultants. Also, our Private Client Services group relies on referrals from financial planners, registered investment advisers and other professionals. We cannot be certain that we will continue to have access to, or receive referrals from, these third parties. Loss of such access or referrals could have a material adverse effect on our results of operations and business prospects. For example, a number of investment consultants have advised their clients to move their assets away from us to other investment advisers, which has contributed to significant net outflows. This trend may continue.

WE MAY BE UNABLE TO CONTINUE TO ATTRACT AND RETAIN KEY PERSONNEL.

Our business depends on our ability to attract, retain and motivate highly skilled, and often highly specialized, technical, managerial and executive personnel; there is no assurance that we will be able to do so.

The market for qualified research analysts, portfolio managers, financial advisers, traders and other professionals is extremely competitive and is characterized by frequent movement of these investment professionals among different firms. In 2010, some of our senior professionals left the firm; additional departures may occur. Portfolio managers and financial advisers often maintain strong, personal relationships with their clients so their departure could cause us to lose client accounts, which could have a material adverse effect on our results of operations and business prospects.

WE MAY ENTER INTO MORE PERFORMANCE-BASED FEE ARRANGEMENTS WITH OUR CLIENTS IN THE FUTURE, WHICH COULD CAUSE GREATER FLUCTUATIONS IN OUR REVENUES.

We sometimes charge our clients performance-based fees. In these situations, we charge a base advisory fee and are eligible to earn an additional performance-based fee or incentive allocation that is calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. In addition, some performance-based fees include a high-watermark provision, which generally provides that if a client account underperforms relative to its performance target (whether absolute or relative to a specified benchmark), it must gain back such underperformance before we can collect future performance-based fees. Therefore, if we fail to achieve the performance target for a particular period, we will not earn a performance-based fee for that period and, for accounts with a high-watermark provision, our ability to earn future performance-based fees will be impaired. We are eligible to earn performance-based fees on approximately 12% of the assets we manage for institutional clients and approximately 3% of the assets we manage for private clients (in total, approximately 8% of our company-wide AUM). If the percentage of our AUM subject to performance-based fees grows, seasonality and volatility of revenue and earnings are likely to become more significant. Our performance-based fees in 2010, 2009 and 2008 were $20.5 million, $29.8 million and $13.4 million, respectively.

Approximately 73% of our hedge fund AUM is subject to high-watermarks, and we ended the fourth quarter of 2010 with approximately 84% of this AUM below high-watermarks by 10% or more. This will make it very difficult for us to earn performance-based fees on these hedge funds in 2011.

IF WE ARE UNABLE TO MAINTAIN OUR FEE LEVELS, OR IF OUR MIX OF AUM CHANGES, OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

A shift from active equity services towards fixed income services and passive services may result in a corresponding decline in revenues and income because we generally earn higher fees from assets invested in our active equity services than in our fixed income services or passive services. A shift from global and international services to U.S. services may have a similar effect. The global economic turmoil experienced during the second half of 2008, early in 2009 and again during the second quarter of 2010 caused some investors to shift their investment preferences from active equities to fixed income, passive and money market products (some of which we do not offer), and this trend may continue or accelerate.

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

Acquisitions also pose the risk that any business we acquire may lose customers or employees or could underperform relative to expectations. Additionally, the acquisition of investment personnel (such as the alternative investments group we acquired in October 2010) poses the risk that we may lose the AUM we expected to manage, which could adversely affect our results of operations. Furthermore, strategic transactions may require us to increase our leverage or, if we issue AllianceBernstein Units or Holding Units to fund an acquisition, dilute the holdings of our existing Unitholders.

BECAUSE MANY OF OUR SUBSIDIARY OPERATIONS ARE LOCATED OUTSIDE OF THE UNITED STATES AND HAVE FUNCTIONAL CURRENCIES OTHER THAN THE U.S. DOLLAR, CHANGES IN EXCHANGE RATES TO THE U.S. DOLLAR AFFECT OUR REPORTED FINANCIAL RESULTS FROM ONE PERIOD TO THE NEXT.

Although significant portions of our net revenues and expenses, as well as our AUM, are presently derived from the United States, we have subsidiaries outside of the United States with functional currencies other than the U.S. dollar. As a result, fluctuations in exchange rates to the U.S. dollar affect our reported financial results from one period to the next. We may not be successful in our efforts to hedge our exposure to such fluctuations, which could have a negative effect on our reported financial results.

THE INDIVIDUALS, COUNTERPARTIES OR ISSUERS ON WHICH WE RELY IN THE COURSE OF PERFORMING SERVICES FOR US OR OUR CLIENTS MAY BE UNABLE OR UNWILLING TO HONOR THEIR CONTRACTUAL OBLIGATIONS TO US.

We rely on various third party counterparties and other vendors to fulfill their obligations to us, whether specified by contract, course of dealing or otherwise. Default rates, downgrades and disputes with counterparties as to the valuation of collateral increase significantly in times of market stress. Furthermore, disruptions in the financial markets and other economic challenges, like those presented by the global financial turmoil in 2008 and early 2009, may cause our counterparties and other vendors to experience significant cash flow problems or even render them insolvent, which may expose us to significant costs.

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

UNPREDICTABLE EVENTS, INCLUDING NATURAL DISASTER, DANGEROUS WEATHER CONDITIONS, TECHNOLOGY FAILURE, TERRORIST ATTACK AND POLITICAL UNREST, MAY ADVERSELY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

War, terrorist attack, political unrest in the Middle East, the Pacific Rim and elsewhere, power failure, natural disaster and rapid spread of serious disease could interrupt our operations by:

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

WE DEPEND ON VARIOUS SYSTEMS AND TECHNOLOGIES FOR OUR BUSINESS TO FUNCTION PROPERLY AND TO SAFEGUARD CONFIDENTIAL INFORMATION.

We utilize software and related technologies throughout our business, including both proprietary systems and those provided by outside vendors. Although we have established and tested business continuity plans, we may experience system delays and interruptions and it is not possible to predict with certainty all of the adverse effects that could result from our failure, or the failure of a third party, to efficiently address and resolve these problems. These adverse effects could include the inability to perform critical business functions or failure to comply with financial reporting and other regulatory requirements, which could lead to loss of client confidence, harm to our reputation, exposure to disciplinary action and liability to our clients. Accordingly, potential system failures and the cost necessary to correct those failures could have a material adverse effect on our results of operations and business prospects.

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

THE QUANTITATIVE MODELS WE USE IN CERTAIN OF OUR INVESTMENT SERVICES MAY CONTAIN ERRORS, RESULTING IN IMPRECISE RISK ASSESSMENTS AND UNINTENDED OUTPUT.

We use quantitative models in a variety of our investment services, generally in combination with fundamental research. Our quantitative models are validated by senior quantitative professionals. In 2010, we formed our Model Risk Working Group, the purpose of which is to formalize and oversee a quantitative model governance framework, including minimum validation standards. However, due to the complexity of such models, it is possible that errors in the models could exist and our controls could fail to detect such errors. Failure to detect errors could result in client losses and damage to our reputation.

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

Our obligations to clients require us to exercise skill, care and prudence in performing our services. Despite our employees being highly trained and skilled, the large number of transactions we process makes it highly likely that errors will occasionally occur. Should we make a mistake in performing our services that costs a client money, we have a duty to act promptly to put the client in the position the client would have been in had we not made the error. The occurrence of mistakes, particularly significant ones, can have a material adverse effect on our reputation, results of operations and business prospects.

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

Extraordinary volatility in financial markets, significant liquidity constraints or our not adequately accounting for one or more factors when fair valuing a security based on information with limited market observability could result in our failing to properly value securities we hold for our clients or investments accounted for on our balance sheet. Improper valuation would likely result in our basing fee calculations on inaccurate AUM figures, our striking incorrect net asset values for company-sponsored mutual funds, hedge funds or, in the case of company investments, our inaccurately calculating and reporting our financial condition and operating results. Although the overall percentage of our AUM that we fair value based on information with limited market observability is not significant, inaccurate fair value determinations can harm our clients, create regulatory issues and negatively affect our reputation.

WE MAY NOT HAVE SUFFICIENT INFORMATION TO CONFIRM OR REVIEW THE ACCURACY OF VALUATIONS PROVIDED TO US BY UNDERLYING EXTERNAL MANAGERS FOR THE FUNDS IN WHICH CERTAIN OF OUR ALTERNATIVE INVESTMENT PRODUCTS INVEST.

Certain of our alternative investment products invest in funds managed by external managers ("EXTERNAL MANAGERS") rather than investing directly in securities and other instruments. As a result, our abilities will be limited to
(i) monitor such investments, (ii) regularly obtain complete, accurate and current information with respect to such investments and (iii) exercise control over such investments. Accordingly, we may not have sufficient information to confirm or review the accuracy of valuations provided to us by External Managers. In addition, we will be required to rely on External Managers' compliance with any applicable investment guidelines and restrictions. Any failure of an External Manager to operate within such guidelines or to provide accurate information with respect to the investment, could subject our alternative investment products to losses and cause damage to our reputation.

OUR BUSINESS IS BASED ON THE TRUST AND CONFIDENCE OF OUR CLIENTS; ANY DAMAGE TO THAT TRUST AND CONFIDENCE CAN CAUSE AUM TO DECLINE.

We are dedicated to earning and maintaining the trust and confidence of our clients; the good reputation created thereby is essential to our business. Damage to our reputation could substantially impair our ability to maintain or grow our business.

Our substantial underperformance in virtually all of our investment services during 2008 and in our largest equity investment services during the second quarter of 2010 injured our reputation among many clients, prospects and consultants. We are focused on improving the investment performance we deliver in 2011 and, in so doing, rebuilding our reputation. Failure in this endeavor, however, could have a material adverse effect on our reputation, results of operations and business prospects.

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

RATES WE CHARGE FOR BROKERAGE TRANSACTIONS HAVE DECLINED SIGNIFICANTLY IN RECENT YEARS, AND WE EXPECT THOSE DECLINES TO CONTINUE. IN ADDITION, TURMOIL IN GLOBAL CAPITAL MARKETS AND ECONOMIES MAY REDUCE MARKET VOLUMES. COMBINED, THESE TWO FACTORS MAY ADVERSELY AFFECT BERNSTEIN RESEARCH SERVICES REVENUE.

Electronic, or "low-touch", trading approaches represent a growing percentage of buy-side trading activity and produce transaction fees for execution-only services that are a small fraction of traditional full service fee rates. As a result, blended pricing for the industry and SCB has declined in recent years. In addition, fee rates charged by SCB and other brokers for traditional brokerage services have also historically experienced price pressure, and we expect these trends to continue. While increases in transaction volume and market share have in the past often offset decreases in rates, this may not continue. Recent economic and market turmoil has severely impacted much of SCB's client base, which in the near-term may adversely affect transaction volume generally.

DESPITE OUR EFFORTS TO MANAGE EXPOSURES FROM PRINCIPAL POSITIONS TAKEN BY OUR SELL-SIDE BUSINESS, THESE POSITIONS ARE SUBJECT TO MARKET RISK.

Our sell-side business may use the firm's capital to facilitate customer transactions, primarily relating to our trading activities in listed options. The resulting principal positions are exposed to market risk. We seek to manage this risk both by engaging in transactions designed to hedge the market risk and by maintaining a risk platform that includes the measurement and monitoring of financial exposures and operational processes. Our ability to manage this risk may be limited, however, by adverse changes in the liquidity of the security or the hedging instrument and in the correlation of price movements between the security and the hedging instrument. Similarly, the risk monitoring and risk mitigation techniques we employ and the related judgments we make cannot anticipate every possible economic and financial circumstance and outcome. Consequently, we may incur losses, which would require us to increase our regulatory capital and could adversely affect our results of operations.

OUR INSURANCE POLICIES MAY BE INSUFFICIENT TO PROTECT US AGAINST LARGE LOSSES.

We can make no assurance that a claim or claims will be covered by our insurance policies or, if covered, will not exceed the limits of available insurance coverage, or that our insurers will remain solvent and meet their obligations.

OUR BUSINESS IS SUBJECT TO PERVASIVE GLOBAL REGULATION, THE COMPLIANCE WITH WHICH COULD INVOLVE SUBSTANTIAL EXPENDITURES OF TIME AND MONEY, AND THE VIOLATION OF WHICH MAY RESULT IN MATERIAL ADVERSE CONSEQUENCES.

Virtually all aspects of our business are subject to federal and state laws and regulations, rules of securities regulators and exchanges, and laws in the foreign countries in which our subsidiaries conduct business. If we violate these laws or regulations, we could be subject to civil liability, criminal liability or sanction, including revocation of our and our subsidiaries' registrations as investment advisers or broker-dealers, revocation of the licenses of our employees, censures, fines, or temporary suspension or permanent bar from conducting business. Any such liability or sanction could have a material adverse effect on our financial condition, results of operations, and business prospects. A regulatory proceeding, even if it does not result in a finding of wrongdoing or sanction, could require substantial expenditures of time and money.

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

REGULATION OF THE FINANCIAL SERVICES INDUSTRY IS EVOLVING.

As an investment firm, we are subject to financial services laws, regulations, corporate governance requirements, administrative actions and policies in each location in which we operate. In 2009 and 2010, as many emergency government programs slowed or wound down, global regulatory and legislative focus generally moved to a second phase of broader reform and a restructuring of financial institution regulation. While the final nature, scope and extent of this second phase of initiatives are still evolving, many of the principal jurisdictions where we conduct business have considered or enacted major, and in some cases transformational, changes to the way financial institutions are regulated. In the United States, Congress has enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act ("DODD-FRANK ACT"), which fundamentally changes the U.S. financial regulatory landscape. The full scope of the regulatory changes imposed by the Dodd-Frank Act will only be determined once extensive rules and regulations have been proposed and become effective, which may result in significant changes in the manner in which our operations are regulated.

CHANGES TO THE RULES GOVERNING RULE 12B-1 FEES MAY AFFECT THE REVENUES WE DERIVE FROM OUR RETAIL SERVICES.

In July 2010, the SEC proposed a new rule and rule amendments that would alter Rule 12b-1 Fees. The new rule and amendments would continue to allow funds to bear promotional costs within certain limits and would also preserve the ability of funds to provide investors with alternatives for paying sales charges (e.g., at the time of purchase, at the time of redemption or through a continuing fee charged to fund assets). Unlike the current Rule 12b-1 framework, however, the proposed rules would limit the cumulative sales charges each investor pays, regardless of how they are imposed.

If rules are adopted as proposed, changes in Rule 12b-1 Fees for a number of share classes offered by company-sponsored mutual funds would be required, which would reduce the net fund distribution revenues we receive from company-sponsored mutual funds. The impact of this rule change is dependent upon the final rules adopted by the SEC, any phase-in or grandfathering period, and any other changes made with respect to share class distribution arrangements.

THE FINANCIAL SERVICES INDUSTRY IS INTENSELY COMPETITIVE.

We compete on the basis of a number of factors, including our array of investment services, our investment performance for our clients, innovation, reputation and price. By having a global presence, we may face competitors with more experience and more established relationships with clients, regulators and industry participants in the relevant market, which could adversely affect our ability to expand. Furthermore, our poor investment performance during 2008 and the second quarter of 2010, and what may be diminished confidence in our services on the part of clients and consultants, may make it more difficult for us to compete effectively. For additional information regarding competitive factors, see "Competition" in Item 1.

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

ALLIANCEBERNSTEIN UNITS ARE ILLIQUID.

There is no public trading market for AllianceBernstein Units and AllianceBernstein does not anticipate that a public trading market will ever develop. The AllianceBernstein Partnership Agreement restricts our ability to participate in a public trading market or anything substantially equivalent to one by providing that any transfer which may cause AllianceBernstein to be classified as a "publicly traded partnership" as defined in Section 7704 of the Code shall be deemed void and shall not be recognized by AllianceBernstein. In addition, AllianceBernstein Units are subject to significant restrictions on transfer; all transfers of AllianceBernstein Units are subject to the written consent of AXA Equitable and the General Partner pursuant to the AllianceBernstein Partnership Agreement. Generally, neither AXA Equitable nor the General Partner will permit any transfer that it believes would create a risk that AllianceBernstein would be treated as a corporation for tax purposes. AXA Equitable and the General Partner have implemented a transfer program that requires a seller to locate a purchaser, and imposes annual volume restrictions on transfers. You may request a copy of the transfer program from our corporate secretary (corporate_secretary@alliancebernstein.com). Also, we have filed the transfer program as Exhibit 10.06 to this Form 10-K.

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

AllianceBernstein is a private partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, AllianceBernstein is subject to the 4.0% UBT. Domestic corporate subsidiaries of AllianceBernstein, which are subject to federal, state and local income taxes, are generally included in the filing of a consolidated federal income tax return with separate state and local income tax returns being filed. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdiction where they are located. As our business increasingly operates in countries other than the U.S., our effective tax rate continues to increase because our international subsidiaries are subject to corporate level taxes in the jurisdictions where they are located.

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

In years prior to 2010, Congress proposed tax legislation that would have caused certain PTPs to be taxed as corporations, thus subjecting their income to a higher level of income tax. Holding is a PTP that derives its income from asset manager or investment management services through its ownership interest in AllianceBernstein. The legislation, in the form proposed, would not have affected Holding's tax status. However, we cannot predict whether, or in what form, tax legislation will be proposed in future years, and are unable to determine what effect any new legislation might have on us. If Holding were to lose its federal tax status as a grandfathered PTP, it would be subject to corporate income tax, which would reduce materially its net income and quarterly distributions to Holding Unitholders.

The proposed legislation discussed above would not have affected
AllianceBernstein because it is a private partnership.

-------------------------

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

"AllianceBernstein Investments" - AllianceBernstein Investments, Inc. (Delaware corporation), a wholly-owned subsidiary of AllianceBernstein that services retail clients and distributes company-sponsored mutual funds.

"AllianceBernstein Units" -- units of limited partnership interest in AllianceBernstein.

"AUM" - assets under management for client.

"General Partner" -- AllianceBernstein Corporation (Delaware corporation), the general partner of AllianceBernstein and AllianceBernstein Holding and a wholly-owned subsidiary of AXA Equitable, and, where appropriate, ACMC, Inc., its predecessor.

"Holding" -- AllianceBernstein Holding L.P. (Delaware limited partnership).

"SCB" -- Sanford C. Bernstein & Co., LLC (Delaware limited liability company), Sanford C. Bernstein Limited (U.K. company) and Sanford C. Bernstein (a unit of AllianceBernstein Hong King Limited), together, each of which is a wholly-owned subsidiary of AllianceBernstein.